UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
 Washington, D.C. 20549

SCHEDULE 13G

Under the Securities Exchange Act of 1934
 (Amendment No. ________)*

FORMULA SYSTEMS (1985) LTD.

(Name of Issuer)

Ordinary Shares, par value NIS 1.00 per share

(Title of Class of Securities)

346414-10-5

(CUSIP Number)

MEITAV DASH INVESTMENTS LTD, 30 derekh sheshet ha-yamim, Bene-Beraq, Israel, 972-3-7903041

(Name, Address and Telephone Number of Person
 Authorized to Receive Notices and Communications)

August 03, 2017

(Date of Event which Requires Filing of this Statement)

Check the appropriate box to designate the rule pursuant to which this Schedule is filed:
☐  Rule 13d-1(b)
☐  Rule 13d-1(c)
☐  Rule 13d-1(d)

* The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

CUSIP No. 346414-10-5	13G	Page 2 of 8 Pages

1.	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Provident funds of MEITAV DASH INVESTMENTS LTD group.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
Israeli

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER
0

	6.	SHARED VOTING POWER
566,728 Ordinary shares*

	7.	SOLE DISPOSITIVE POWER
0

	8.	SHARED DISPOSITIVE POWER
0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
566,728 Ordinary shares*

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
3.85%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

* included Dash PROVIDENT FUNDS AND PENSION LTD and Meitav Gemel and Pension Funds LTD.

CUSIP No. 346414-10-5	13G	Page 3 of 8 Pages

1.	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
Mutual funds of MEITAV DASH INVESTMENTS LTD group.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
Israeli

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER
0

	6.	SHARED VOTING POWER
80,139 Ordinary shares*

	7.	SOLE DISPOSITIVE POWER
0

	8.	SHARED DISPOSITIVE POWER
0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
80,139 Ordinary shares*

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.54%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

* included MEITAV DASH MUTUAL FUNDS LTD.

CUSIP No. 346414-10-5	13G	Page 4 of 8 Pages

1.	NAMES OF REPORTING PERSONS
I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)
ETF's of MEITAV DASH INVESTMENTS LTD group.

2.	CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
(a)☐
(b)☐
3.	SEC USE ONLY

4.	CITIZENSHIP OR PLACE OF ORGANIZATION
Israeli

NUMBER OF SHARES BENEFICIALLY OWNED BY EACH REPORTING PERSON WITH	5.	SOLE VOTING POWER
0

	6.	SHARED VOTING POWER
138,951 Ordinary shares*

	7.	SOLE DISPOSITIVE POWER
0

	8.	SHARED DISPOSITIVE POWER
0

9.	AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
138,951 Ordinary shares*

10.	CHECK IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES (SEE INSTRUCTIONS)
☐

11.	PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (9)
0.94%

12.	TYPE OF REPORTING PERSON (SEE INSTRUCTIONS)
CO

* included Tachhlit indexes Ltd and Meitav Index Linked Certificates Ltd.

CUSIP No. 346414-10-5	13G	Page 5 of 8 Pages

Item 1.

(a)	Name of Issuer FORMULA SYSTEMS (1985) LTD. (hereinafter referred to as the “Issuer”).

(b)	Address of Issuer’s Principal Executive Offices 5 Haplada Street, Or Yehuda 60218, Israel

Item 2.

(a)	Name of Person Filing MEITAV DASH INVESTMENTS LTD

(b)	Address of the Principal Office or, if none, residence 30 Derekh Sheshet Ha-Yamim, Bene-Beraq, israel

(c)	Citizenship israeli

(d)	Title of Class of Securities Ordinary Shares, par value NIS 1.00 per share (the “Ordinary Shares”).

(e)	CUSIP Number 346414-10-5

Item 3.  If this statement is filed pursuant to §§240.13d-1(b) or 240.13d-2(b) or (c), check whether the person filing is a:

Not applicable.

(a)	☐	Broker or dealer registered under section 15 of the Act (15 U.S.C. 78o).
(b)	☐	Bank as defined in section 3(a)(6) of the Act (15 U.S.C. 78c).
(c)	☐	Insurance company as defined in section 3(a)(19) of the Act (15 U.S.C. 78c).
(d)	☐	Investment company registered under section 8 of the Investment Company Act of 1940 (15 U.S.C. 80a-8).
(e)	☐	An investment adviser in accordance with §240.13d-1(b)(1)(ii)(E);
(f)	☐	An employee benefit plan or endowment fund in accordance with §240.13d-1(b)(1)(ii)(F);
(g)	☐	A parent holding company or control person in accordance with §240.13d-1(b)(1)(ii)(G);
(h)	☐	A savings associations as defined in Section 3(b) of the Federal Deposit Insurance Act (12 U.S.C. 1813);
(i)	☐	A church plan that is excluded from the definition of an investment company under section 3(c)(14) of the Investment Company Act of 1940 (15 U.S.C. 80a-3);
(j)	☐	Group, in accordance with §240.13d-1(b)(1)(ii)(J).

CUSIP No. 346414-10-5	13G	Page 6 of 8 Pages

Item 4.  Ownership.

Provide the following information regarding the aggregate number and percentage of the class of securities of the issuer identified in Item 1.

(a)	Amount beneficially owned: 785,818

(b)	Percent of class: 5.34%

(c)	Number of shares as to which the person has: 00,000

	(i)	Sole power to vote or to direct the vote.

	(ii)	Shared power to vote or to direct the vote.

	(iii)	Sole power to dispose or to direct the disposition of.

	(iv)	Shared power to dispose or to direct the disposition of.

Instruction. For computations regarding securities which represent a right to acquire an underlying security see §240.13d-3(d)(1).

Item 5.  Ownership of Five Percent or Less of a Class.

If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than five percent of the class of securities, check the following     ☐.

Instruction. Dissolution of a group requires a response to this item.

Item 6.  Ownership of More than Five Percent on Behalf of Another Person.

 Not applicable.

Item 7.  Identification and Classification of the Subsidiary Which Acquired the Security Being Reported on By the Parent Holding Company.

Not applicable.

Item 8.  Identification and Classification of Members of the Group.

Not applicable.

Item 9.  Notice of Dissolution of Group.

Not applicable.

CUSIP No. 346414-10-5	13G	Page 7 of 8 Pages

Item 10.  Certification.

(a)	The following certification shall be included if the statement is filed pursuant to §240.13d-1(b):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired and are held in the ordinary course of business and were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

(b)	The following certification shall be included if the statement is filed pursuant to §240.13d-1(c):

By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were not acquired and are not held for the purpose of or with the effect of changing or influencing the control of the issuer of the securities and were not acquired and are not held in connection with or as a participant in any transaction having that purpose or effect.

CUSIP No. 346414-10-5	13G	Page 8 of 8 Pages

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.

Teddy Lin, CEO MEITAV DASH PROVIDENT FUNDS AND PENSION LTD 13.08.17
Date
/s/ Teddy Lin
Signature

Rafi Niv, CEO MEITAV DASH MUTUAL FUND MANAGEMENT (1982) LTD 14.08.17
Date
/s/ Rafi Niv
Signature

Eyal Segal, CEO Tachhlit indexes Ltd 13.08.17
Date
/s/ Eyal Segal
Signature